UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 11, 2011

AXCAN INTERMEDIATE HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-153896	74-3249870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 Inverness Center Parkway

Suite 310

Birmingham, AL 35242

(Address of Principal Executive Offices, Including Zip Code)

(205) 991-8085

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreements with Mpex

Axcan Holdings Inc. (“Axcan Holdings”), an indirect parent company of Axcan Intermediate Holdings Inc. (the “Company”), has entered into a series of agreements with Mpex Pharmaceuticals Inc. (“Mpex”) for the acquisition and development of Aeroquin™, a proprietary aerosol formulation of levofloxacin, which is currently in Phase 3 clinical trials for the treatment of pulmonary infections in patients with cystic fibrosis (CF). Under these agreements, Axcan Holdings has an option to acquire all of Mpex’s assets related to Aeroquin™ in a merger, with continued development of Aeroquin™ by Mpex under the terms of a Development Agreement between the parties. Prior to the merger Mpex will transfer all of its assets that are not related to Aeroquin™ to a newly formed company that will be owned primarily by current Mpex stockholders. The key agreements entered into by the parties on April 11, 2011 include the Option Agreement, the Agreement and Plan of Merger and the Development Agreement, a summary of the terms of which appear below.

Under the terms of the Option Agreement dated April 11, 2011 among Axcan Holdings, Mpex, and Axcan Lone Star Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Axcan Holdings and a direct wholly-owned subsidiary of the Company (“Merger Sub”), Axcan Holdings has an option to terminate the Merger Agreement described below. This option may be exercised during a certain period of time, which period in no event will end later than August 1, 2011. In consideration for the option, Mpex securityholders will be paid an aggregate of $42.5 million in four installments. The first installment of $12 million will be paid by April 21, 2011, and the final installment of $13.5 million will be paid on November 1, 2013. Mpex securityholders will also receive a one-time payment of $2.5 million upon the later of (a) administration of the last dose to the last patient in the MPEX-207 Phase 3 clinical trial and (b) January 31, 2012.

Under the terms of the Agreement and Plan of Merger dated April 11, 2011 (the “Merger Agreement”) among Axcan Holdings, Merger Sub, Mpex and certain stockholders of Mpex who will serve as representatives of the Mpex securityholders under the Merger Agreement, Merger Sub will merge with and into Mpex, with Mpex surviving (the “Surviving Company”) as an indirect wholly-owned subsidiary of Axcan Holdings and a direct wholly-owned subsidiary of the Company (the “Merger”). Pursuant to the Merger Agreement, the aggregate merger consideration that the Mpex securityholders will receive, subject to the consummation of the Merger, consists of (i) $17.5 million paid over time, of which $6 million will be paid ninety days after the Merger closing date (subject to certain post-closing adjustments), $1.5 million will be paid on November 13, 2013 and $10 million will be paid on April 1, 2014; (ii) contingent payments of up to $195 million if certain regulatory and commercial milestones are met related to Aeroquin™, and (iii) earn-out payments based on net sales of Aeroquin™. Indemnity obligations of the Mpex securityholders will be satisfied by set-off against a portion of the foregoing merger consideration payments.

Unless terminated pursuant to the Option Agreement described above, the Merger is expected to close during the third quarter of 2011.

The further development of Aeroquin™ will be conducted pursuant to the terms of the Development Agreement dated April 11, 2011 among Axcan Holdings, Merger Sub, and Mpex. Upon completion of the divestiture of assets and liabilities unrelated to Aeroquin™ (the “Divestiture”) to a newly formed company (“Spinco”), Spinco will assume all of Mpex’s obligations under the Development Agreement. Under the Development Agreement, Mpex (and after the Divestiture, Spinco) will be paid for its actual development costs of Aeroquin™ and will have primary responsibility for conducting day-to-day development activities. Axcan Holdings and Merger Sub will have input regarding development strategy. Pursuant to the Development Agreement, on April 12, 2011 Mpex was paid $9,196,000 for development expenses incurred by Mpex since November 15, 2010 and $9,448,000 for estimated development costs to be incurred during the first three months of the Development Agreement. All payments under the Development Agreement, Option Agreement and Merger Agreement to Mpex or Mpex securityholders, as applicable, will be made by or on behalf of Merger Sub (or after the consummation of the Merger, the Surviving Company).

Equity Investment in Axcan Holdings

Simultaneous with the execution of the Mpex agreements, Axcan Holdings received the proceeds of a $55 million equity investment from funds managed by Investor Growth Capital Limited. Axcan Holdings will contribute the proceeds of the equity investment to it subsidiaries in order fund a portion of the Mpex transactions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXCAN INTERMEDIATE HOLDINGS INC.

Date: April 14, 2011

	By:	/s/ Steve Gannon
Steve Gannon
Senior Vice President, Finance, Chief Financial Officer and Treasurer